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                                                                   Exhibit 10.19

                              [AETNA LETTERHEAD]

                              151 Farmington Avenue        MARY ANN CHAMPLIN
                              Hartford, CT 06156-3124      Aetna Human Resources


April 3, 1996

John W. Coyle

Dear John:

This letter will confirm our understanding regarding the terms and conditions under which Aetna Life and Casualty Company (the "Company") will pay you a retention bonus (the "Bonus") and provide certain other benefits in connection with the continuation of your services with the Company and its affiliates through June 27, 1997.

1. Retention Bonus. You will be entitled to receive a Bonus in the amount of $60,000 (less income and employment taxes, and other amounts required to be withheld under any applicable Federal, state or local law or regulation) on June 27, 1997, if

         (i) on that date you remain employed by the Company or its affiliates; or

         (ii) before that date you have been involuntarily terminated from employment under circumstances which call for the payment of benefits under the Company's job elimination/separation program then in effect.

2. Severance. In the event the Company terminates your employment under circumstances which call for the payment of severance under the Company's job elimination/separation program then in effect, you will be entitled to receive no less than 52 weeks of severance upon the delivery to the Company of a release in the Company's customary form.

3. ACE Shares/APEX Award. In the event the Company terminates your employment prior to June 27, 1997 under circumstances which call for the payment of severance under the Company's job elimination/separation program then in effect, you will not forfeit your award(s) but will receive a pro rata award based on your active employment with the Company to the extent performance criteria as outlined in the award agreement(s) are met.

4. Stock Option Grant. The Company has granted you an option, having a ten-year term to purchase 2,000 shares of the Company's common stock at an exercise price of $75.50, subject to terms and conditions as outlined in the option agreement to be sent to you under separate cover.
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April 3, 1996


5.       Other.

         a. This letter agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors or legal representatives.

         b. Any litigation or other proceeding commenced by either party to this letter agreement for the purpose, in whole or in part, of enforcing the agreement or the parties' respective rights or obligations hereunder shall be commenced in the federal or state courts of Connecticut.

This letter agreement is not intended to constitute an employment contract and shall not limit the Company's right to terminate your at-will employment at any time.

If the foregoing is acceptable to you, please sign both of the original copies of this agreement in the space indicated below and return one of the signed originals to me.

Very truly yours,

Aetna Life and Casualty Company

By:    /s/ Mary Ann Champlin
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Agreed to and Accepted:

           /s/ John W. Coyle                         April 12, 1996
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